UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2009

Otelco Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32362	52-2126395
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On April 27, 2009, Otelco Inc. (the “Company”) entered into an amended and restated employment agreement with Robert Souza (the “Agreement”), which will remain in effect until terminated by the Company or Mr. Souza for any reason or by death or disability.  Pursuant to the Agreement, Mr. Souza will continue to serve as the Company’s Vice President of Operations, New England Division.  Mr. Souza will receive an annual base salary of $165,000, an annual bonus, use of a Company automobile and medical and other benefits.  In addition, Mr. Souza will receive a special one-time bonus of $82,500 (the “Special Bonus”) on or about December 31, 2012 (the “Special Bonus Date”) unless (i) Mr. Souza terminates his employment prior to that date or (ii) the Company terminates Mr. Souza with cause prior to that date.  Mr. Souza’s annual base salary will be subject to an annual increase in an amount equal to at least the increase in the cost of living, if any, between the date of the immediately preceding increase and the date of such adjustment.  Mr. Souza’s annual bonus is targeted to be 25% of his annual base salary for the appropriate year.

If Mr. Souza’s employment is terminated without cause, he will be entitled to receive severance benefits consisting of a lump sum payment equal to one-half of his annual base salary, the pro rata portion of the annual bonus he would have received had he been employed by the Company through the end of the full fiscal year in which the termination occurred and, on the Special Bonus Date, the Special Bonus.

The Agreement also provides that Mr. Souza will be restricted from engaging in competitive activities for six months after the termination of his employment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of April 27, 2009, by and between Otelco Inc. and Robert Souza

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: April 28, 2009
	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer